Exhibit 99.1

For Release:                          Immediately

Contact:                                 John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES PROPOSAL
TO ACQUIRE LEES CARPET

Calhoun, Georgia, July 21, 2003 - Mohawk Industries, Inc. (NYSE:MHK) announced  it has entered an agreement with W. L. Ross & Company to acquire the assets and assume certain liabilities of the carpet division of Burlington Industries, Inc. (Lees Carpet).  Ross has entered a binding bid to Burlington to purchase certain assets and assume certain liabilities of Burlington in connection with its emergence from bankruptcy.  The bid includes a provision for Lees Carpet to be sold to Mohawk by Ross if it is successful in the auction process.  The auction is scheduled to be held on July 28, 2003, and a Bankruptcy Court Hearing to approve the auction is scheduled on July 31, 2003.  Should Ross be successful, the closing of Mohawk's purchase of Lees Carpet would be subject to customary regulatory approval and confirmation of Burlington's plan of reorganization by the bankruptcy court.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile.  The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve."  Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark.  Mohawk manufacturers and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean.   Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.